Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

21 June 2024

Matter No.: 1000320

Doc# 110002822

(852) 2842 9556

Christopher.Bickley@conyers.com

Intchains Group Limited

Building 16, Lane 999

Xinyuan South Road

Lin-Gang Area

Pudong, Shanghai, 201306

People’s Republic of China

Dear Sirs,

Re: Intchains Group Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and the prospectus forming a part of the registration Statement (the “Prospectus”) through which the Company may offer up to a total amount of US$300,000,000, consisting of (i) Class A ordinary shares, par value US$0.000001 each in the Company (“Class A Ordinary Shares”), which may be represented by American depositary shares (“ADS”, and together with “Class A Ordinary Shares, “Equity Securities”)), (ii) subscription rights to purchase Class A Ordinary Shares (“Subscription Rights”), (iii) warrants to purchase the Class A Ordinary Shares (“Warrants”), (iv) debt securities (“Debt Securities”), (v) purchase contracts, including contracts obligating holders to purchase from the Company, and obligating the Company to sell to the holders, a specified number of Class A Ordinary Shares or other securities registered pursuant to the Registration Statement (“Purchase Contracts”), and (vi) units composed of any combination of Class A Ordinary Shares, ADS, Subscription Rights, Warrants, Debt Securities or Purchase Contracts (“Units), and collectively with the Class A Ordinary Shares, Warrants, Subscription Rights, Debt Securities, Purchase Contracts and Units, the “Securities”), or any combination thereof, from time to time and each of Intchains DQ Holding Limited, Intchains SCH Holding Limited and Golden Stone Capital Limited (together, the “Selling Shareholders”) may offer and sell up to 3,000,000 Class A Ordinary Shares (the “Selling Securities”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document(s):

1.1.	the Registration Statement; and

1.2.	the Prospectus.

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	a copy of the amended and restated memorandum and articles of association of the Company, each certified by the Secretary of the Company on 31 May 2024 (the “Constitutional Documents”);

1.4.	a copy of minutes of a meeting of its directors held on 30 May 2024 (the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 29 May 2024 (the “Certificate Date”);

1.6.	a copy of the register of members of the Company as at 31 May 2024; and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.

the capacity, power and authority of each of all parties, other than the Company, to enter into and perform its respective obligations under the Documents and under any and all documents entered into by such parties in connection with the issuance of the Securities;

2.4.

the due execution and delivery of the Documents any and all documents entered into in connection with the issuance of the Securities by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended;

2.7.	that the Company will issue the Securities in furtherance of its objects as set out in its memorandum of association;

2.8.	the Securities to be issued by the Company will not involve any new class or series of shares of the Company;

2.9.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.10.

that the Company will have sufficient authorised capital to effect the issue of any of the Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities;

2.11.

that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company, and the Company’s incurrence and performance

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of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands;

2.12.

that all necessary corporate action will be taken to authorise and approve any issuance of Securities, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.13.

that the applicable purchase, underwriting or similar agreement, any Security (other than Class A Ordinary Shares), any indenture and any supplement thereto and any other agreement or other document relating to any Security will be valid and binding in accordance with its terms pursuant to its governing law;

2.14.

that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company or a duly authorised committee thereof, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto;

2.15.

that, upon the issue of any Equity Securities, the Company will receive consideration for the final issue price thereof in full which shall be equal to at least the par value of the Class A Ordinary Shares thereof;

2.16.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.17.

the validity and binding effect under the laws of the State of New York, United States of America (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms;

2.18.

that on the date of entering into the Document(s), on the date of allotment (where applicable) and issuance of any Securities the Company is and after entering into the Documents and any such allotment and issuance the Company is and will be able to pay its liabilities as they become due;

2.19.

the Selling Shareholders will continue to be the holder of a number of Class A Ordinary Shares or Class B Ordinary Shares of US$0.000001 each convertible into Class A Ordinary Shares equal to the number of the Selling Securities.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Document(s) and any Securities:

(a)

will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

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(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)

may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)

may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents and any Securities if there are other proceedings in respect of the Documents and any Securities simultaneously underway against the Company in another jurisdiction.

3.2.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.

Based solely on our review of the memorandum of association of the Company, the Company has an authorised share capital of US$50,000 divided into 50,000,000,000 shares of a nominal or par value of US$0.000001 each, of which 49,934,912,000 shall be designated as Class A ordinary shares of a nominal or par value of US$0.000001 each and 68,088,000 shall be designated as Class B ordinary shares of a nominal or par value of US$0.000001 each.

4.3.

Upon the due issuance of Class A Ordinary Shares and payment of the consideration therefor, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.

Upon due issuance of Securities (other than the Class A Ordinary Shares), such Securities will be validly issued and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.5.

The Selling Securities are validly issued, fully paid on non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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